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                                                                   Exhibit 99.1




                             CONSUMERS WATER COMPANY
                    EMPLOYEES' 401(k) SAVINGS PLAN AND TRUST


                 Financial Statements and Supplemental Schedules
                           December 31, 2001 and 2000

                 (With Independent Accountants' Reports Thereon)


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                             CONSUMERS WATER COMPANY
                    EMPLOYEES' 401 (k) SAVINGS PLAN AND TRUST









                                                                          Page

Independent Accountants' Report of PricewaterhouseCoopers LLP               1

Financial Statements:

           Statements of Net Assets Available for Benefits                  2

           Statements of Changes in Net Assets Available for Benefits       3

           Notes to Financial Statements                                    4

           Supplemental Schedules


              1 - Schedule of Assets (Held at End of Year)                  9

              2 - Schedule of Reportable Transactions                      10


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                             CONSUMERS WATER COMPANY
                    EMPLOYEES' 401 (k) SAVINGS PLAN AND TRUST


                        Report of Independent Accountants

To the Participants and Administrator of Consumers Water Company Employees' 401(k) Savings Plan and Trust

In our opinion, the accompanying statements of net assets available for benefits and the related statements of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of Consumers Water Company Employees' 401(k) Savings Plan and Trust (the "Plan") at December 31, 2001 and 2000, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of Assets (Held at End of Year) and Reportable Transactions are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Plan's management. The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.



/S/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
May 23, 2002

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                            CONSUMERS WATER COMPANY
                    EMPLOYEES' 401(k) SAVINGS PLAN AND TRUST

                  Statements of Net Assets Available for Benefits
                    December 31, 2001 and 2000


                                                 2001                2000
                                                 ----                ----
       Investments at fair value             $30,231,000         $29,636,144

       Cash and cash equivalents                   6,138               3,994

       Receivables:
         Employer contributions                      487               4,416
         Participants' contributions               8,793              65,100
                                             -----------         -----------
       Net assets available for benefits     $30,246,418         $29,709,654
                                             ===========         ===========

       See accompanying notes to financial statements.

                            CONSUMERS WATER COMPANY
                    EMPLOYEES' 401(k) SAVINGS PLAN AND TRUST

           Statements of Changes in Net Assets Available for Benefits
                           December 31, 2001 and 2000


                                                     2001              2000
                                                     ----              ----
Additions:

   Investment income                             $   635,324       $ 1,554,302
   Net appreciation (depreciation)
     in fair valve of investments                   (390,353)        1,822,785
                                                 -----------       -----------
     Total investment income                         244,971         3,377,087

Contributions:
   Employer                                          304,858           308,311
   Participants                                    1,350,521         1,333,898
                                                 -----------       -----------
     Total contributions                           1,655,379         1,642,209

     Net additions                                 1,900,350         5,019,296

Deductions:
   Benefits paid to participants                   1,361,356           988,572
   Administrative expenses                             2,230             2,880
                                                 -----------       -----------

   Net increase                                      536,764         4,027,844

Net assets available for benefits:
   Beginning of year                              29,709,654        25,681,810
                                                 -----------       -----------

   End of year                                   $30,246,418       $29,709,654
                                                 ===========       ===========


See accompanying notes to financial statements.

                             CONSUMERS WATER COMPANY
                    EMPLOYEES' 401(k) SAVINGS PLAN AND TRUST

                          Notes to Financial Statements
                           December 31, 2001 and 2000


(1)      DESCRIPTION OF PLAN

         The following description of the Consumers Water Company Employee's 401(k) Savings Plan and Trust ("the Plan") is provided for general information purposes only. Participants should refer to the Plan document for more complete information.

         General

         The Plan is a defined contribution plan covering substantially all employees of the Consumers Water Company (the "Company") and employees of certain divisions of Pennsylvania Suburban Water Company, wholly owned subsidiaries of Philadelphia Suburban Corporation ("PSC"). An employee becomes eligible to participate on January 1 of the year following the date on which his or her employment commenced. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (ERISA).

         An employee may not participate in the Plan if the employee is a participant of a union with which the Company has a collective bargaining agreement directly or through an employee association, unless the collective bargaining agreement between the Company and the union involved specifically makes the Plan applicable to employees covered under such collective bargaining agreements, provided that benefits have been a subject of good faith bargaining between the Company and its employees.

         Contributions

         Participants may elect to contribute from 1% to 15% of their pretax compensation pursuant to a salary deferral election, up to a maximum of $10,500 in 2001 and 2000 as determined by Internal Revenue Code ss.402(g)(1). Participants may change the rate of their contribution or their investment elections. They may also make transfers or suspend their contributions at any time. Under the Plan, participants may contribute 1% to 9% of their compensation on an after-tax basis to their voluntary accounts. In any Plan year, a participant's aggregate contributions to the Plan (salary deferral amounts plus after-tax voluntary contributions) may not exceed 15% of such participant's compensation for the applicable Plan year.

         The Plan provides for the Company to contribute an amount equal to 40% of the pretax employee contribution up to $1,040 for each participant. The Company's contributions consisted of common stock in PSC.

         Participant Accounts

         Each participant's account is credited with the participant's contribution and allocations of (a) the Company's contribution, (b) Plan earnings and (c) allocation of administrative expenses. Allocations are based on participant contributions or account balances, as defined by the Plan document.

         Vesting

         Each participant will always be 100% vested in all employee and Company contributions.

         Payment of Benefits

         In the event a participant's employment is terminated by reason of death, disability or termination of service, a participant's interest will be distributed in a lump-sum payment. Withdrawals will be made in cash or shares of PSC stock, to the extent permitted by law. Under certain circumstances, a participant may withdraw all or a portion of the employee contributions while employed.

                             CONSUMERS WATER COMPANY
                    EMPLOYEES' 401(k) SAVINGS PLAN AND TRUST

                          Notes to Financial Statements
                           December 31, 2001 and 2000
                                   (Continued)

         Loans Due from Participants

         Participants may borrow funds from their account balance equal to the lesser of $50,000 or half of their vested account balance for a period not to exceed five years. Repayment is made by payroll deduction. During the period covered by the report, all new loans issued after January 1, 2000 were issued at the prime rate of interest and prior to this loans were issued at 5.5%. The interest rate on loans outstanding as of December 31, 2001 ranged from 5.5% to 9.5%.

         Investment Options

         Participants can direct, at the time they enroll in the Plan, that their salary deferral and voluntary contributions be invested entirely in one of the funds offered by the Plan or divided among the funds. The Plan currently offers nine (9) mutual funds and one (1) common/collective trust fund. Subject to compliance with applicable state and federal securities laws, the Plan also permits participants to acquire an interest in PSC common stock. Participants may change their investment instructions and reinvest their contributions in a different fund or funds.

         Termination of the Plan

         Although the Company does not intend to terminate the Plan, it may do so at its discretion, subject to the provisions of ERISA. All interests of the participants would be distributed to them as determined by the Committee (as hereinafter defined) and in accordance with applicable provisions of the Internal Revenue Code.

(2)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Basis of Accounting

         The accompanying financial statements have been prepared using the accrual basis.

         Use of Estimates

         The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires the Plan's management to use estimates and assumptions that affect the accompanying financial statements and disclosures. Actual results could differ from these estimates.

         Administration

         The Plan is administered by a committee ("the Committee") consisting of three or more individuals selected by, and who may be removed at any time by, the Board of Directors of PSC. The Committee members may be employees of PSC and may be participants in the Plan. The Committee members receive no compensation from the Plan for their services in such capacity. The Committee has extensive administrative powers in connection with the Plan, including authority to interpret the provisions of the Plan, to adopt rules for its administration and to make other decisions with respect to the Plan.

         The custodian for the Plan's funds invests the funds as directed by the participants. The principal duties of the trustees are to receive all contributions paid to the Plan and to make investments and pay benefits as directed by the Committee. The assets of the Plan are held in the name of the Trustees.

         Substantially all of the administrative expenses of the Plan are paid by the Company.

                             CONSUMERS WATER COMPANY
                    EMPLOYEES' 401(k) SAVINGS PLAN AND TRUST

                          Notes to Financial Statements
                           December 31, 2001 and 2000
                                   (Continued)


         Investment Valuation

         The Plan's investments are stated at fair value. Mutual funds are valued at quoted market prices which represents the net asset value of shares held by the Plan at year-end. Common/collective trust funds are valued at unit value, which represents the fair value of the underlying assets as reported by the applicable custodian. PSC stock is valued at its quoted market price at year-end. Loans to participants, short-term investments and cash are valued at cost, which approximates fair value.

         Dividend income is recorded on the ex-dividend date and interest income is recorded when earned. Realized gains and losses on the sale of the PSC stock are based on average cost of the securities sold. Purchases and sales are recorded on a trade date basis.

(3)      INVESTMENTS

         The fair market values of individual assets that represent 5% or more of the Plan's net assets as of December 31, 2001 and 2000 are as follows:

            2001
                Select Fund, 191,606 shares            $ 7,089,438
                Balanced Fund, 166,185 shares          $ 2,452,885
                Stable Assets, 2,622,951 shares        $ 2,622,951
                PSC Common Stock, 627,146 shares*      $14,142,142

            * Nonparticipant-directed balance $10,287,197 and 456,051 shares

            2000
                Select Fund, 196,096 shares            $ 8,881,205
                Balanced Fund, 157,639 shares          $ 2,479,656
                Stable Assets, 2,075,430 shares        $ 2,075,430
                PSC Common Stock, 603,884 shares**     $11,836,127

            ** Nonparticipant-directed balance $8,881,973 and 453,085 shares

         Stock Split

         In August 2001, PSC's Board of Director's declared a 5-for-4 common stock split effected in the form of a stock distribution for all common shares outstanding, to shareholders of record on November 16, 2001. The new shares were distributed on December 1, 2001. PSC shares for 2000 have been restated for the effect of the 2001 5-for 4 common stock split.

                             CONSUMERS WATER COMPANY
                    EMPLOYEES' 401(k) SAVINGS PLAN AND TRUST

                          Notes to Financial Statements
                           December 31, 2001 and 2000
                                   (Continued)

         The Plan's investments (including gains and losses on investments brought and sold, as well as held during the year) appreciated (depreciated) in value as follows:


                                               2001             2000
                                               ----             ----

         Common Stock                      $ 1,816,743       $ 3,916,465
         Mutual Funds                       (2,207,096)       (2,093,680)
                                           -----------       -----------
         Total                             $  (390,353)      $ 1,822,785
                                           ===========       ===========

(4)      Nonparticipant-Directed Investments

         Information about the net assets and the significant components of the changes in net assets relating to the nonparticipant-directed investments is as follows:

                                                    2001            2000
                                                    ----            ----
         Net Assets:

         Common Stock                           $10,287,197     $ 8,881,973
                                                -----------     -----------
         Total                                  $10,287,197     $ 8,881,973
                                                ===========     ===========

                                                    2001            2000
                                                    ----            ----
         Changes in Net Assets:

         Contributions                              308,787         623,803
         Interest & Dividends                       228,996         208,965
         Net Appreciation                         1,336,943       2,905,936
         Benefits paid to participants             (469,503)       (214,845)
                                                 ----------      ----------
         Total                                   $1,405,223      $3,523,859
                                                 ==========      ==========

(5)      Related-Party Transactions

         Certain Plan investments are shares of mutual funds managed by J.P. Morgan/American Century Retirement Plan Services. J.P. Morgan/American Century Retirement Plan Services is the trustee as defined by the Plan and, therefore, these transactions qualify as party-in interest transactions.

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                             CONSUMERS WATER COMPANY
                    EMPLOYEES' 401(k) SAVINGS PLAN AND TRUST

                          Notes to Financial Statements
                           December 31, 2001 and 2000
                                   (Continued)

(6)      TAX STATUS

         The Internal Revenue Service issued its latest determination letter dated May 3, 1995, which stated that the Plan and related trust, as amended, qualified under applicable provisions of the Internal Revenue Code (IRC) and, therefore are exempt from federal income taxes. The Plan administrator and the Plan's counsel believe that the Plan is designed and is currently being operated in compliance with applicable requirements of the IRC. Therefore, no provision for income taxes has been included in the Plan's financial statements.

                                                                      SCHEDULE 1

                             CONSUMERS WATER COMPANY
                    EMPLOYEES' 401(k) SAVINGS PLAN AND TRUST


                    Schedule of Assets (Held at End of Year)
                                December 31, 2001


                                                        Description
Identity of Issuer                                      of Investment                                   Cost          Current Value
------------------                                      -------------                                   ----          -------------
American Century International Growth*                  Registered Investment Company                                  $    30,600
American Century Select Fund*                           Registered Investment Company                                  $ 7,089,438
American Century Balanced Fund*                         Registered Investment Company                                  $ 2,452,885
American Century Vista Fund*                            Registered Investment Company                                  $   811,778
American Century Valve Fund*                            Registered Investment Company                                  $ 1,086,718
American Century Strategic Allocation Moderate*         Registered Investment Company                                  $     8,145
JP Morgan U.S. Small Company*                           Registered Investment Company                                  $    54,721
American Century Diversified Bond*                      Registered Investment Company                                  $    70,055
American Century Equity Index*                          Registered Investment Company                                  $   877,055
SEI Trust Stable Assets                                 Common/Collective Fund                                         $ 2,622,951
Philadelphia Suburban Corporation*                      Common Stock                                   $6,538,377      $14,142,142
Loans*                                                  Loans due from participants
                                                        (interest rate 5.5% to 9.5%)                   $  984,512      $   984,512
                                                                                                                       -----------
Total assets (Held at End of Year)                                                                                     $30,231,000
                                                                                                                       ===========

* Represents a party-in-interest to the Plan.

                                                                      SCHEDULE 2
                             CONSUMERS WATER COMPANY
                    EMPLOYEES' 401(k) SAVINGS PLAN AND TRUST


                       Schedule of Reportable Transactions
                          Year Ended December 31, 2001

                                     Description of                     Purchase         Selling
Identity of Issuer                     Investment                         Price           Price         Cost         Net Gain
------------------                   --------------                     --------         -------        -----        --------
Philadelphia Suburban Corporation    Common Stock*       Purchases     $1,182,890        $      -      $1,182,890     $     -
                                                         Sales         $        -        $411,268      $  213,803     $197,465

*Represents a party-in-interest to the Plan

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